LIMITED POWER OF ATTORNEY

The undersigned does hereby make, constitute and appoint John Conron and Richard Garr (the "ATTORNEY") as attorney-in-fact and agents of the undersigned with full power and authority to execute and deliver on behalf of the undersigned any and all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13(d) or Section 16(a) of the Securities Exchange Act of 1934, as amended, in relation to the beneficial ownership of securities in Neuralstem, Inc. including, without limitation: (a) any Schedule 13D, and any amendments thereto, (b) any joint filing agreements pursuant to Rule 13d-1(k) and (c) any form required to be filed under Section 16 of the Exchange Act.

The undersigned shall indemnify Attorney and keep Attorney indemnified against any and all costs, claims and liabilities which Attorney may incur as a result of anything done by Attorney in the exercise of any of the powers conferred, or purported to be conferred, on him by this Limited Power of Attorney.

This Limited Power of Attorney shall be effective on the date hereof and shall remain in effect until terminated by the undersigned in a signed writing delivered to Attorney.

This Limited Power of Attorney is governed by, and shall be construed in accordance with, the laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of February 23, 2011.

/s/ Stanley Westreich
Stanley Westreich